Issuer Free Writing Prospectus, dated December 11, 2025

Filed Pursuant to Rule 433

Registration Statement No. 333-274048

(Supplementing the Preliminary Prospectus

Supplement dated December 11, 2025 to the

Prospectus dated August 17, 2023)

The Campbell’s Company

$550,000,000 4.550% Notes due 2031

PRICING TERM SHEET

December 11, 2025

The information in this pricing term sheet relates to the offering (the “Offering”) of the Notes described above (the “Notes”) of The Campbell’s Company (the “Issuer”), and should be read together with the preliminary prospectus supplement dated December 11, 2025 relating to the Offering and the accompanying prospectus dated August 17, 2023 included in the Issuer’s Registration Statement on Form S-3 (File No. 333-274048) (as supplemented by such preliminary prospectus supplement, the “Preliminary Prospectus”).

The information in this pricing term sheet supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Terms used but not defined herein have the meanings given in the Preliminary Prospectus.

Issuer:	The Campbell’s Company

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB- / BBB-

Aggregate Principal Amount:	$550,000,000

Offering Format:	SEC Registered

Security Type:	Senior Unsecured Notes

Trade Date:	December 11, 2025

Settlement Date**:	December 15, 2025 (T+2)

Principal Amount:	$550,000,000

Maturity Date:	March 21, 2031

Interest Rate:	4.550% per year

Public Offering Price:	99.784%

Yield to Maturity:	4.598%

Spread to Benchmark Treasury:	90 bps

Benchmark Treasury:	3.500% due November 30, 2030

Benchmark Treasury Price and Yield:	99-03+, 3.698%

Interest Payment Dates:	Semi-annually in arrears on March 21 and September 21 of each year

First Interest Payment Date:	March 21, 2026

Optional Redemption:

Make-whole Call:	T+15 basis points at any time prior to February 21, 2031 (one month prior to the maturity date of the Securities)

Par Call:	At any time on or after February 21, 2031 (one month prior to the maturity date of the Securities)

Change of Control Offer to Purchase:	If a Change of Control Triggering Event occurs, unless the Issuer has exercised its right of redemption, it will be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date.

Day Count Convention:	30/360

CUSIP / ISIN:	134462 AA8 / US134462AA89

Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC UBS Securities LLC

Co-Managers:

BMO Capital Markets Corp.

PNC Capital Markets LLC

Rabo Securities USA, Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

M&T Securities, Inc.

Academy Securities, Inc.

R. Seelaus & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension revision or withdrawal at any time.

**

It is expected that delivery of the notes will be made against payment thereof on or about December 15, 2025, which will be the second business day following the date of the pricing of the notes (such settlement being referred to as “T+2”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day preceding the scheduled settlement date will be required, by virtue of the fact that the notes will initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day preceding the scheduled settlement date should consult their advisors.

No PRIIPs KID - No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA and the UK.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus and the accompanying prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, BofA Securities Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, or UBS Securities LLC toll-free at 1-833-481-0269.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT BY BLOOMBERG OR ANOTHER EMAIL SYSTEM.